Exhibit 5.4

[Letterhead of Catlin Saxon Evans Fink Kolski & Romanez, P.A.]

January 29, 2004

To:	Laidlaw International, Inc.
55 Shuman Blvd.
Naperville, Illinois 60563

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

Re:	S-4 Registration Statement of Laidlaw International, Inc.

Ladies and Gentlemen:

     We have acted as local counsel to the companies listed on Exhibit A (each a “Florida Guarantor” and collectively, the “Florida Guarantors”) in connection with the filing of the Form S-4 Registration Statement of Laidlaw International, Inc. relating to its exchange offer of its 10 ¾% Senior Notes due 2011. With your permission, all assumptions and statements of reliance in this letter have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

     In connection with the opinions expressed in this letter, we have examined such matters of law as we have deemed necessary for the purposes of the opinions expressed below. We have examined, among other documents, the following:

(a)	the proposed form of Exchange Guarantee to be executed by each Florida Guarantor (the “Exchange Guarantee”);

(b)	an executed copy of the Indenture, as amended by the First Supplemental Indenture, dated as of June 18, 2003, among Laidlaw International, Inc. the guarantors named therein and Deutsche Bank Trust Company Americas (the “Indenture”);

Laidlaw International, Inc.
Jones Day

(c)	the Form S-4 Registration Statement of Laidlaw International, Inc;

(d)	Officer’s Certificate of the Florida Guarantors regarding the articles of incorporation, By-Laws and resolutions; and

(e)	corporate resolutions of the Florida Guarantors authorizing execution and delivery of the Documents.

The documents referred to in items (a), (b), (c), (d) and (e) above are collectively referred to in this letter as the “Documents”.

     In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed in this letter, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and written statements and other information of or from representatives of the Florida Guarantors and others and assume compliance on the part of all parties (other than the Florida Guarantors) to the Documents with their covenants and agreements contained in such Documents. We have assumed that the resolutions adopted by each of the Florida Guarantors authorizing the Florida Guarantors to execute and deliver the Documents were adopted and approved in accordance with Florida law and the Articles Of Incorporation and By-Laws of each of the Florida Guarantors, and have assumed that such resolutions remain in effect and have not been amended, modified, rescinded or terminated. We have relied solely upon certificates of public officials as to the factual matters set forth therein and, as to the opinions expressed in paragraph 1 below, as to the legal conclusion expressed therein.

     Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth in this letter, we are of the opinion that:

     1.     Based on a search of computer records of the Florida Secretary of State on the internet, as of January 29, 2004 and the certificates of good standing dated May 12, 2003, from the Secretary of State of the State of Florida each of the Florida Guarantors is a corporation validly existing and in good standing under the laws of Florida.

     2.     Based solely upon the certified copies of the Articles of Incorporation of the Florida Guarantors and the By-Laws presented to us as being the current By-Laws of the Florida

Laidlaw International, Inc.
Jones Day

Guarantors, as of the date of the Indenture, each of the Florida Guarantors had the corporate power and authority to enter into, and as of the date hereof each of the Florida Guarantors has the corporate power and authority to perform its obligations under the Indenture.

     3.     Based solely upon certified copies of the Articles of Incorporation of the Florida Guarantors and the By-Laws presented to us as being the current By-Laws of the Florida Guarantors, and upon the resolutions of the Florida Guarantors, the execution, delivery and performance of the Indenture by each Florida Guarantor (i) has been authorized by all necessary corporate action by such Florida Guarantor and (ii) does not contravene any provision of the Articles of Incorporation and By-Laws of such Florida Guarantor.

     4.     When the Registration Statement has become effective under the Securities Act and the Exchange Guarantees of the Florida Guarantors are delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of each Florida Guarantor will be validly issued by that Florida Guarantor and will constitute a valid and binding obligation of that Florida Guarantor.

     The opinions expressed in this letter are limited to the law of the State of Florida.

     This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

     Notwithstanding the affirmative nature of the opinions set forth herein, we express no opinion on the effect of any federal or state securities laws, anti-trust laws, bankruptcy or fraudulent transfer or conveyance laws with respect to the Documents, nor do we express any opinion as to whether the consummation of the transactions contemplated by the Documents violates or will result in noncompliance with the ordinances, codes, regulations or other local laws of any county, municipality, district or other local governmental entity. Furthermore, we express no opinion regarding the enforceability of provisions relating to arbitration and appeals therefrom, if any.

     We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and to the reference to us with respect to this opinion under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under

Laidlaw International, Inc.
Jones Day

Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     The opinions expressed in this letter are solely for the benefit of the addressees in connection with the transactions referred to in this letter and may not be relied on by the addressees for any other purpose, in any manner or for any purpose by any other person or entity.

Sincerely yours,

/s/ Brian L. Fink

Laidlaw International, Inc.
Jones Day

Exhibit A.

1)	Medi-Car Ambulance Service, Inc.

2)	LifeFleet Southeast, Inc.

3)	Randle Eastern Ambulance Service, Inc.

4)	EmCare of Florida, Inc.

5)	STAT Physicians, Inc.

6)	A1 Leasing, Inc.

7)	Medi-Car Systems, Inc.

8)	Physician Account Management, Inc.